EXHIBIT G

PURCHASE AGREEMENT, dated March 17, 2009

Between

(1)       ANGLO SOUTH AFRICA CAPITAL (PTY) LTD., a private company organized under the laws of the Republic of South Africa (the “Selling Shareholder”);

(2)       Paulson Advantage Master Ltd., Paulson Advantage Plus Master Ltd. and Paulson Advantage Select Master Fund Ltd., each of which is a company organized under the laws of the Cayman Islands (each, a “Purchaser” and collectively, the “Purchasers”).

Whereas

Subject to the terms and conditions set out in this agreement (the “Agreement”), the Purchasers will purchase an aggregate of 39,911,282 ordinary shares, par value 0.25 South African Rand per share (the “Sale Shares”), in the capital of AngloGold Ashanti Limited (the ‘‘Company”), a company organized under the laws of the Republic of South Africa.

The parties hereby agree as follows:

1.      Purchase

1.1     On and subject to the terms of this Agreement, the Selling Shareholder agrees to sell the Sale Shares to the Purchasers, and the Purchasers agree to purchase and pay for the Sale Shares from the Selling Shareholder at a price of US$32.00 per Sale Share, representing an aggregate purchase price of US$1,277,161,024.00 (such aggregate purchase price being the “Purchase Price”).

2.      Settlement

2.1     Unless otherwise agreed by the parties, the sale and purchase of the Sale Shares will be booked on the Johannesburg stock exchange (“JSE”), South Africa on the date of this Agreement. Unless otherwise agreed by the parties, settlement shall take place on the date that is the fifth business day after the date of this Agreement (the date of settlement is referred to herein as the “Settlement Date”), by debit and credit, respectively, through the facilities of STRATE from the Selling Shareholder’s account to an account or accounts designated by each Purchaser, against payment in U.S. Federal (same-day) funds by or on behalf of such Purchaser of the portion of the Purchase Price by wire transfer to the account specified on Schedule A hereto. Set forth on Schedule B hereto is (i) the number of Sale Shares being purchased hereunder by each Purchaser, (ii) the portion of the Purchase Price payable by such Purchaser, and (iii) the account information applicable to each Purchaser. Notwithstanding the foregoing, in the event that any Purchaser shall fail to pay to the Selling Shareholder on the Settlement Date the

applicable portion of the Purchase Price set forth on Schedule B hereto, the Selling Shareholder may, in its sole discretion, terminate its obligations hereunder without delivery of any of the Sale Shares to any Purchaser, provided that any such termination shall not relieve any Purchaser from liability for breach of its obligations hereunder. As used herein, the term “business day” shall mean any day, other than a Saturday or Sunday, which is not a day on which banking institutions in New York City and Johannesburg, South Africa are generally authorized or obligated by law or executive order to close and on which the JSE is open for trading.

3.      Representations, Warranties and Agreements

3.1     The Selling Shareholder represents and warrants to and agrees with the Purchasers as of the date hereof that:

(a)	the Sale Shares are held in the name of the Selling Shareholder and are legally and beneficially owned by the Selling Shareholder;

(b)	upon the delivery of the Sale Shares to the Purchasers on the Settlement Date and payment therefor by or on behalf of the Purchasers in accordance with the terms of this Agreement, good and valid title to the Sale Shares, free and clear of all liens, pledges, security interests, charges, other encumbrances, equities or claims will pass to the Purchasers;

(c)	the Selling Shareholder has the full power and authority to enter into and perform its obligations under this Agreement and to sell the Sale Shares;

(d)	the execution, delivery and performance of this Agreement has been duly authorized by the Selling Shareholder, this Agreement has been duly executed and delivered by the Selling Shareholder and upon due execution and delivery of this Agreement by the Purchasers, this Agreement will constitute a legal, valid and binding obligation of the Selling Shareholder, enforceable in accordance with its terms;

(e)	all consents, concessions, approvals, filings, registrations, authorizations, and orders, governmental, regulatory, corporate or other, necessary for the execution, delivery and performance by the Selling Shareholder of this Agreement and the consummation of the transactions herein contemplated and for the sale and delivery to the Purchasers of the Sale Shares in the manner set out herein, have been obtained and are in full force and effect; and

(f)	the sale and delivery of the Sale Shares and the compliance by it with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a material default under any agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets.

3.2     For the avoidance of doubt, the Selling Shareholder makes no representations or warranties of any kind with respect to the Company. Notwithstanding the foregoing, the Selling Shareholder represents that it has no actual knowledge that any of the public filings made by the Company under the laws of the Republic of South Africa, the rules of the Johannesburg Stock Exchange, the laws of the United States or the rules of the New York Stock Exchange are incorrect or incomplete in any material respect, provided that this representation is subject to the Purchasers’ acknowledgement that that the Selling Shareholder has made no inquiry or investigation whatsoever with respect to the existence, accuracy or completeness of such public filings, has not read and may not be aware of many of such public filings and has no basis for any particular knowledge about such public filings.

3.3     Each of the Purchasers represents and warrants to and agrees with the Selling Shareholder that:

(a)	such Purchaser has the full power and authority to enter into and perform under this Agreement and to purchase the Sale Shares;

(b)	the execution, delivery and performance of this Agreement has been duly authorized by such Purchaser, this Agreement has been duly executed and delivered by such Purchaser and upon due execution and delivery of this Agreement by the Selling Shareholder, this Agreement will constitute a legal, valid and binding obligation of such Purchaser, enforceable in accordance with its terms;

(c)	all consents, concessions, approvals, filings, registrations, authorizations and orders, governmental, regulatory, corporate or other, necessary for the execution, delivery and performance by such Purchaser of this Agreement and the consummation of the transactions herein contemplated and for the purchase from the Selling Shareholder of the Sale Shares in the manner set out herein, have been obtained and are in full force and effect;

(d)	the purchase and acceptance of delivery of the Sale Shares and the compliance by it with all of the provisions of this Agreement, as well as the consummation of the transactions herein contemplated, will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a material default under any agreement or instrument to which it is a party or by which it is bound or to which any of its property or assets is subject, or any statute or any order, rule or regulation of any court or governmental agency or body having jurisdiction over it or its property or assets;

(e)	it understands that (i) the sale of the Sale Shares has not been, and will not be, registered under the United States Securities Act of 1933 (the “Securities Act”) or

with any State or other jurisdiction of the United States and (ii) the Sale Shares may not be offered or sold within the United States or to, or for the account or benefit of, U.S. persons (as defined in Regulation S under the Securities Act (“Regulation S”)) (“U.S. persons”) unless the Sale Shares are registered under the Securities Act or an exemption from the registration requirements of the Securities Act is available;

(f)	it is acquiring the Sale Shares for its own account and not with a view to any distribution of the Sale Shares;

(g)	it is not a U.S. person and is purchasing Sale Shares in an offshore transaction (as defined in Regulation S) and otherwise in accordance with Rule 903 of Regulation S;

(h)	during the 40 day period after the Settlement Date, it will make all offers and sales of the Sale Shares only in accordance with the provisions of Regulation S (including in compliance with the offering restrictions (as defined in Regulation S)), pursuant to registration of the Sale Shares under the Securities Act, or pursuant to an available exemption from the registration requirements of the Securities Act; it will not deposit the Sale Shares (or any ordinary shares of the Company that will be replaced with the Sale Shares) in any depositary facility maintained in respect of the ordinary shares of the Company until at least 40 days after the Settlement Date, it being understood that the Selling Shareholder is making no representation as to the ability of such Purchaser to deposit the Sale Shares in any depositary facility maintained in respect of the ordinary shares of the Company at any time thereafter; and it has not entered and will not, until at least 40 days after the Settlement Date, enter into any contractual arrangement with any distributor (as defined in Regulation S) with respect to any distribution of the Sale Shares to a U.S. Person (as defined in paragraph (k) of Rule 902 of the Securities Act);

(i)	it has sufficient immediately available funds to pay the Purchase Price and has established (or shall establish by the Settlement Date) such accounts as may be necessary to allow such Purchaser to receive the transfer of the Sale Shares in South Africa in the manner contemplated by this Agreement;

(j)	it is a qualified investor for purposes of the Prospectus Directive (2003/71/EC); and

(k)	it is either an investment professional falling under Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Order”) or a person falling under Article 49(2) of the Order.

3.4     Each of the parties covenants and agrees with the other party hereto that it shall forthwith notify the other party hereto if, on or prior to the Settlement Date, it comes to its knowledge that any of the representations, warranties, undertakings or agreements contained in this Agreement is not or has ceased to be true and accurate or that there has been any breach of any such representations, warranties, undertakings or agreements.

4.      Expenses

Except as may otherwise be agreed between the parties, each party shall bear its own fees, disbursements, costs and expenses incident to the performance of its obligations hereunder. For the avoidance of doubt, the Purchasers shall bear the costs of the 0.25% securities transfer tax payable in connection with the sale and transfer of the Sale Shares to the Purchasers in the manner contemplated hereunder.

5.      Survival

The respective representations, warranties and covenants of the Selling Shareholder and the Purchasers, as set out in this Agreement or made by or on behalf of them respectively, pursuant to this Agreement, shall remain in full force and effect, regardless of any investigation (or any statement as to the results thereof) made by or on behalf of the Purchasers or the Selling Shareholder or any termination of this Agreement and shall survive delivery of and payment for the Sale Shares.

6.      Notices

Any notice or notification in any form to be given by the Purchasers to the Selling Shareholder shall be sent by facsimile (+27 11 638 2455) and addressed to Anglo South Africa Capital (Pty) Limited at 44 Main Street, Johannesburg 2001, South Africa for the attention of the Company Secretary, with a copy to be sent by facsimile (+44 20 7698 8755) and addressed to Anglo American plc at 20 Carlton House Terrace, London SW1Y 5AN for the attention of the Company Secretary.

Any notice or notification in any form to be given by the Selling Shareholder to the Purchasers shall be sent by facsimile (+44 20 7024 7810) and addressed to Paulson Advantage Master Ltd., Paulson Advantage Plus Master Ltd. and Paulson Advantage Select Master Fund Ltd. c/o Paulson Europe LLP at its address at 70 Jermyn Street, London SW1Y 6NY England for the attention of Mina Gerowin, with a copy to be sent by facsimile (+1 212 351 5887) and addressed to Paulson & Co. Inc. at 1251 Avenue of the Americas, New York, NY 10020, United States of America for the attention of Michael Waldorf, Senior Vice President.

7.      Miscellaneous

7.1     This Agreement constitutes the entire agreement between the parties hereto in connection with the matters contemplated hereby. In particular, each of the parties hereby acknowledges that it is not entering into this Agreement in reliance on, and has no right of action in relation to, any warranties, representations or undertakings to or by whomever made except those representations and undertakings contained in this Agreement. Nothing in this Agreement shall limit or exclude any liability for fraud.

7.2     This Agreement may not be rescinded after the settlement of the transaction contemplated herein.

7.3     This Agreement may not be assigned by operation of law or otherwise without the express written consent of the Selling Shareholder and the Purchasers (which consent may be granted or withheld in the sole discretion of the Selling Shareholder or the Purchasers), as the case may be.

7.4     This Agreement may not be amended or modified except by an instrument in writing, signed by, or on behalf of, the Selling Shareholder and the Purchasers.

7.5     Time shall be of the essence.

8.      Contracts (Rights of Third Parties) Act 1999

8.1     A person who is not a party to this Agreement has no right under the Contracts (Rights of Third Parties) Act 1999 to enforce or enjoy the benefit of any provision of this Agreement.

9.      Governing Law and Jurisdiction

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by and shall be construed in accordance with English law.

(b)	Each of the parties to this Agreement irrevocably agrees, for the benefit of the other party, that the courts of England are to have exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any legal action or proceedings arising out of or in connection with this Agreement (“Proceeding”) may be brought in those courts and each party irrevocably submits to the jurisdiction of those courts.

(c)	Each of the parties irrevocably waives any objection which it may at any time have to the laying of venue of any Proceedings in any court specified in this Section 9 and any claim that such Proceedings have been brought in an inconvenient forum.

(d)	The Purchasers irrevocably appoint Paulson Europe LLP at its address at 70 Jermyn Street, London SW1Y 6NY England and the Selling Shareholder irrevocably appoints Anglo American Services (UK) Ltd. at its address at 20 Carlton House Terrace London SW1Y 5AN England as their respective authorized agent for service of process. Nothing in this Agreement shall affect the right to serve process in any other manner permitted by law.

10.      Counterparts

This Agreement may be executed by any one or more of the parties hereto in any number of counterparts, each of which shall be deemed to be original, but all such counterparts shall together constitute the same instrument.

[signature page follows]

In witness whereof this Agreement has been duly executed as of the date first before written.

ANGLO SOUTH AFRICA CAPITAL (PTY) LIMITED

By:	/s/ C.J. Colebank
	Name:	C.J. Colebank
	Title:	Authorized Signatory

By:	/s/ Ben L. Keisler
	Name:	Ben L. Keisler
	Title:	Authorized Signatory

PAULSON ADVANTAGE MASTER FUND LTD.

By:	/s/ Michael Waldorf
	Name:	Michael Waldorf
	Title:	Authorized Signatory

PAULSON ADVANTAGE PLUS MASTER FUND LTD.

By:	/s/ Michael Waldorf
	Name:	Michael Waldorf
	Title:	Authorized Signatory

PAULSON ADVANTAGE SELECT MASTER FUND LTD.

By:	/s/ Michael Waldorf
	Name:	Michael Waldorf
	Title:	Authorized Signatory

Schedule A – Wire Instructions

Schedule B – Purchaser Details

Shares	Purchase Price

Paulson Advantage Master Ltd.	10,165,041	US$ 325,281,312.00

Paulson Advantage Plus Master Ltd.	29,517,068	US$ 944,546,176.00

Paulson Advantage Select Master Fund Ltd.	229,173	US$ 7,333,536.00

TOTAL	39,911,282	US$ 1,277,161,024.00